Exhibit -99.23.i.i

Opinion of Legal Counsel

LAW OFFICE OF C. RICHARD ROPKA, L.L.C.

C. Richard Ropka, LLM (Tax) †

215 Fries Mill Road

     1101 Crane Drive

Turnersville, New Jersey 08012

Cherry Hill, NJ  08003

   (856) 216-1414

Please Reply to the Turnersville office

†  Admitted to practice in US Supreme Court,

US District Court & US Tax Court

January 31, 2008

Mr. Allan Westcott, President

StockCar Stocks Mutual Fund, Inc.

11536 Stable Watch Court

Cincinnati, OH 45249

Re:

StockCar Stocks Mutual Fund, Inc. – Post Effective Amendment No. 15 to

the Registration Statement on Form N-1A (“Registration Statement”)

Dear Ladies and Gentlemen:

We have acted as counsel for the StockCar Stocks Mutual Fund, Inc.  ("Registrant"), including its separate series the StockCar Stocks Index Fund (the "Funds"), and are familiar with its registration statement under the Investment Company Act of 1940, as amended, and with its registration statement relating to its shares under the Securities Act of 1933, as amended. Registrant is organized as a Maryland corporation under the laws of the State of Maryland.  We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Registrant's Articles of Incorporation and By-laws, each amended to date.  We note that we are not admitted to practice law in the State of Maryland and, to the extent that this opinion is based on Maryland law, it is based on the published statutes of the State and on the published decisions of courts applying Maryland law.

 Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement as made effective by the Securities and Exchange Commission, when sold in accordance with the resolutions of the Board of Directors and with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Registrant against receipt of the net asset value of the shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Registrant.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 15 to Registrant's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission in connection with the continuous offering of the shares of Registrant's capital stock, as indicated above, and to references to our firm, as counsel to Registrant, in Registrant's prospectus and Statement of Additional Information to be dated as of the effective date of Amendment No. 15 to Registrant's Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/ C. Richard Ropka, Esq.

Law Office of C. Richard Ropka, LLC